Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-29403, 333-39518, and 333-67464) of Exabyte Corporation of our report dated January 29, 2002, relating to the consolidated financial statements and consolidated financial statement schedule, which appear in this Annual Report on Form 10-K.

 /s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Denver, Colorado
March 22, 2002